EXHIBIT 2.1

         AGREEMENT AND PLAN OF REORGANIZATION AND MERGERS, dated as of the 12th day of August, 1998 (this "Plan"), by and among Little Falls Bancorp, Inc. ("Bancorp"), Little Falls Bank ("Little Falls"), a wholly owned subsidiary of Bancorp, Skylands Community Bank ("Skylands") and Acquisition Corp. ("Acquisition Corp.").

                                    RECITALS:

A.       Bancorp

         Bancorp is a corporation duly organized and existing in good standing under the laws of the State of New Jersey, with its headquarters in Little Falls, New Jersey, and its principal executive offices located in Hackettstown, New Jersey. As of the date hereof, Bancorp has 10,000,000 authorized shares of common stock, each of $0.10 par value ("Bancorp Common Stock"), and 5,000,000 authorized shares of preferred stock, $0.10 par value ("Bancorp Preferred Stock") (no other class or series of capital stock being authorized), of which 2,477,525 shares of Bancorp Common Stock and no shares of Bancorp Preferred Stock were issued and outstanding as of the date hereof.

B.       Acquisition Corp.

         Acquisition Corp. is a newly formed corporation under the laws of the State of New Jersey, with its principal executive offices to be located in Little Falls, New Jersey. As of the date hereof, Acquisition Corp. has 20,000,000 authorized shares of common stock, each of $.10 par value ("Acquisition Corp. Common Stock") and 5,000,000 authorized shares of preferred stock, no par value ("Acquisition Corp. Preferred Stock") (no other class or series of capital stock being authorized), of which two shares of Acquisition Corp. Common Stock and no shares of Acquisition Corp. Preferred Stock were issued and outstanding as of the date of this Plan.

C.       Little Falls

         Little Falls is a federally chartered savings bank, having its principal place of business in Little Falls, New Jersey. As of June 30, 1998 (rounded to the nearest thousand dollars), Little Falls had total stockholders' equity of $36,928,247. All of the issued and outstanding shares of capital stock of Little Falls ("Little Falls Capital Stock") are owned by Bancorp.

D.       Skylands

         Skylands is a commercial bank organized under the laws of New Jersey having its principal place of business in Hackettstown, New Jersey. As of June 30, 1998, Skylands had total stockholders' equity of $12,531,876. As of the date hereof, Skylands has 10,000,000 authorized shares of common stock, each of $2.50 par value ("Skylands Common Stock") (no other class or series of capital stock being authorized), of which 2,356,625 shares of Skylands Common Stock were issued and outstanding as of June 30, 1998.

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

E.       Stock Option Agreements

         1. As a condition and inducement to Bancorp's willingness to enter into this Plan, concurrently with the execution and delivery of this Plan, Skylands has executed and delivered a Stock Option Agreement with Bancorp (the "Skylands Stock Option Agreement") in substantially the form attached hereto as EXHIBIT A, pursuant to which Skylands is granting to Bancorp an option to purchase, under certain circumstances, shares of Skylands Common Stock.

         2. As a condition and inducement to Skylands' willingness to enter into this Plan, concurrently with the execution and delivery of this Plan, Bancorp has executed and delivered a Stock Option Agreement with Skylands (the "Bancorp Stock Option Agreement") in substantially the form attached hereto as EXHIBIT B, pursuant to which Bancorp is granting to Skylands an option to purchase, under certain circumstances, shares of Bancorp Common Stock.

F.       Intention of the Parties

         It is the intention of the parties to this Plan that (i) the Mergers (as defined in Section 1.02) shall be accounted for as a pooling of interests under generally accepted accounting principles and (ii) the Mergers shall qualify as reorganizations under Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code").

G.       Approvals

         The Board of Directors of each of the parties hereto (i) has determined that this Plan and the transactions contemplated hereby are in their respective best interests and in the best interests of their respective stockholders, (ii) has determined that this Plan and the transactions contemplated hereby are consistent with, and in furtherance of, its respective business strategies and
(iii) has approved, at meetings of each of such Boards of Directors, this Plan.

         NOW, THEREFORE, in consideration of their mutual promises and obligations, the parties hereto approve, adopt and make this Plan and prescribe the terms and conditions hereof and the manner and basis of carrying it into effect, which shall be as follows:

                                    ARTICLE I

                       THE MERGERS; EFFECTS OF THE MERGERS

         Section 1.01 The Corporate Merger

         (A) The  Continuing  Corporation.  At the Effective Time (as defined in
Section 1.03), pursuant to a Plan of Merger between Acquisition Corp. and Bancorp, substantially in the form attached hereto as EXHIBIT C (subject to regulatory review), Bancorp shall merge with and into Acquisition Corp. (the "Corporate Merger"), the separate corporate existence of Bancorp shall cease and Acquisition Corp. shall survive and continue to exist as a corporation (Acquisition Corp., as the surviving corporation in the Corporate Merger, sometimes being referred to herein as the "Continuing Corporation"). With the consent of Little Falls and Skylands, this Agreement may be amended, at any time prior to the Effective Time, to change the method of effecting the Mergers (including, without limitation, the provisions of this ARTICLE I) if and to the extent it deems such change to be necessary, appropriate or desirable; provided, however, that no such change shall (i) alter or change the amount or kind of consideration to be issued to holders of Bancorp Common Stock and Skylands Common Stock as provided for in this Plan, (ii) adversely affect the tax treatment of Bancorp's or Skylands's stockholders as a result of the Mergers or
(iii) materially impede or delay consummation of the transactions contemplated by this Plan.

         (B) Effect of the Corporate Merger. Subject to the satisfaction or waiver of the conditions set forth in ARTICLE VI, the Corporate Merger shall become effective upon the occurrence of the filing in the office of the New Jersey Department of Treasury, Division of Commercial Recording, of a certificate of merger in accordance with Section 14A:10-4.1 of the New Jersey Business Corporation Act (the "NJBCA") or such later date and time as may be set forth in such certificate. The Corporate Merger shall have the effects prescribed in the NJBCA.

         (C) Certificate of Incorporation and By-laws. The certificate of incorporation and bylaws of Acquisition Corp. immediately after the Corporate Merger shall be those of Acquisition Corp. as in effect immediately prior to the Effective Time.

         (D) Directors and Officers of the Continuing Corporation. The directors of Acquisition Corp. immediately after the Corporate Merger shall be the directors of Acquisition Corp. immediately prior to the Effective Time as Previously Disclosed (as defined in Section 8.08), together with such additional directors as may thereafter be elected, who shall hold office until such time as their successors shall be duly elected and qualified. The officers of Acquisition Corp. immediately after the Corporate Merger shall be Albert J. Weite, Chairman, Ed Seugling, Vice Chairman, Michael Halpin, President and Chief Executive Officer, Leonard Romaine, Executive Vice President and Chief Operating Officer, together with such additional officers as may thereafter be elected, all of whom shall hold office until such time as their successors shall be duly elected and qualified; provided, however, Messrs. Weite and Seugling shall remain Chairman and Vice Chairman, respectively, for no less than three years from the Effective Date.

         (E) Rights, etc.. The Continuing Corporation shall thereupon and thereafter possess all the rights, privileges, immunities and franchises, of a public as well as of a private nature, of each of the corporations so merged as provided in Section 14A:10-6 of the NJBCA.

(F) Liabilities, etc.. The Continuing Corporation shall thenceforth be responsible and liable for all the liabilities, obligations and penalties of the corporations so merged. All rights of creditors and obligors and all liens on the property of each of Bancorp and Acquisition Corp. shall be preserved unimpaired.

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

         (G) Name. The name of the Continuing Corporation shall be "Little Falls Bancorp, Inc."

         Section 1.02 The Bank Merger. Immediately following the Corporate Merger on the
Effective Date or as soon as practicable thereafter:

         (A) The Continuing Bank. Little Falls shall be merged (subject to regulatory review), with and into Skylands (the "Bank Merger" and together with the Corporate Merger, the "Mergers"), the separate existence of Little Falls shall cease and Skylands (sometimes referred to herein as the "Continuing Bank") shall survive; the name of the Continuing Bank shall be "Skylands Community Bank"; and the Continuing Bank shall continue to conduct the business of a New Jersey commercial banking association at Skylands's main office in Hackettstown, New Jersey and at the legally established branches of Little Falls and Skylands existing at the Effective Time. If necessary, Little Falls will convert its charter to facilitate the Bank Merger.

         (B) Rights, etc. The Continuing Bank shall thereupon and thereafter possess all the rights, privileges, immunities and franchises, of a public as well as of a private nature, of each of the banks so merged; and all property, real, personal and mixed, and all debts due on whatever account, and all other choices-in-action, and all and every other interest, of or belonging to or due to each of the banks so merged, shall be taken and deemed to be transferred to and vested in the Continuing Bank without further act or deed, including appointments, designations and nominations and all other rights and interests in any fiduciary capacity; and the title to any real estate or any interest therein, vested in each of such banks, shall not revert or be in any way impaired by reason of the Bank Merger.

         (C) Liabilities, etc. The Continuing Bank shall thenceforth be responsible and liable for all the liabilities, obligations and penalties of the banks so merged (including liabilities arising out of the operation of any trust departments). All rights of creditors and obligors and all liens on the property of each of Little Falls and Skylands shall be preserved unimpaired.

         (D) Charter; Bylaws; Directors; Officers. The charter and bylaws of the Continuing Bank shall be substantially in the form set forth in EXHIBITS D and E hereto. The directors of the Continuing Bank immediately after the Bank Merger shall consist of the persons as Previously Disclosed, who shall hold office until such time as their successors shall be duly elected and qualified. The officers of the Continuing Bank immediately after the Bank Merger shall consist of Denis H. O'Rourke, Chairman, Albert Weite, First Vice Chairman, J. William Noeltner, Second Vice Chairman, Michael Halpin, President and Chief Executive Officer, Leonard Romaine, Executive Vice President and Chief Operating Officer together with such additional officers as may thereafter be elected, who shall hold office until such time as their successors shall be duly elected and qualified; provided, however, Messrs. O'Rourke, Weite and Noeltner shall remain Chairman, First Vice Chairman and Second Vice Chairman, respectively, for no less than three years from the Effective Date.

         (E) Outstanding Stock of the Continuing Bank. Acquisition Corp. shall own all of the issued and outstanding shares of the Continuing Bank immediately after the Bank Merger.

         (F) Outstanding Stock of Little Falls. As the result of the Bank Merger, each share of Little Falls Stock issued and outstanding immediately prior to the Bank Merger shall be converted into one (1) share of Skylands Common Stock.

         (G) Liquidation Account. The liquidation account established by Little Falls pursuant to the plan of conversion adopted in connection with its conversion from mutual to stock form shall, to the extent required by applicable law, continue to be maintained by the Continuing Bank after the Effective Time for the benefit of those persons and entities who were savings account holders of Little Falls on the eligibility and supplemental eligibility record dates for such conversion and who continue from time to time to have rights therein. If required by the rules and regulations of the OTS, the Continuing Bank shall amend its charter to specifically provide for the continuation of the liquidation account previously established by Little Falls.

         Section 1.03 Effective Date and Effective Time. Subject to the conditions to the obligations of the parties to effect the Mergers as set forth in ARTICLE VI, the effective date (the "Effective Date") of the Mergers shall be such date as Bancorp and Skylands mutually agree upon; provided, however, that such date shall not be more than 15 days after such conditions have been satisfied or waived in writing (other than such conditions as by their terms are to be satisfied at the Effective Time). The time on the Effective Date at which the Mergers become effective is referred to as the "Effective Time".

                                   ARTICLE II

                                  CONSIDERATION

         Section 2.01 Merger Consideration. Subject to the provisions of this Plan, at the Effective Time, automatically by virtue of the Corporate Merger and without any action on the part of any party or stockholder:

         (A) Outstanding Acquisition Corp. Common Stock. Each share of Acquisition Corp. Common Stock issued and outstanding immediately prior to the Effective Time, if any, shall be unchanged and shall remain issued and outstanding.

         (B) Outstanding Bancorp Common Stock. Each share (excluding shares held by Bancorp or any of its subsidiaries (as defined in Section 8.08) or by Acquisition Corp. or any of its subsidiaries, or by Skylands or any of its subsidiaries, in each case other than in a trust, fiduciary or nominee capacity or as a result of debts previously contracted ("Bancorp Treasury Shares")) of Bancorp Common Stock issued and outstanding immediately prior to the Effective Time shall become and be converted into one share (subject to possible adjustment as set forth in Sections 2.05 and 7.01(G), the "Bancorp Exchange Ratio") of Acquisition Corp. Common Stock.

         (C) Outstanding Skylands Common Stock. Each share (excluding shares held by

Skylands or any of its subsidiaries (as defined in Section 8.08) or by Acquisition Corp. or any of its subsidiaries, or by Bancorp or any of its subsidiaries, in each case other than in a trust, fiduciary or nominee capacity or as a result of debts previously contracted ("Skylands Treasury Shares," and together with Bancorp Treasury Shares, "Treasury Shares")) of Skylands Common Stock issued and outstanding immediately prior to the Effective Time shall become and be converted into eight-tenths (.8) shares (subject to possible adjustment as set forth in Sections 2.05 and 7.01(G), the "Skylands Exchange Ratio," and together with the Bancorp Exchange Ratio, the "Exchange Ratios") of Acquisition Corp. Common Stock.

         (D) Outstanding Little Falls Common Stock. Each share of Little Falls Common Stock issued and outstanding immediately prior to the Effective Time shall be converted into one (1) share of Skylands Common Stock at the Effective Time.

         (E) Treasury Shares. Each Treasury Share immediately prior to the Effective Time shall be canceled and retired at the Effective Time and no consideration shall be issued in exchange therefor.

         Section 2.02 Stockholder Rights; Stock Transfers. At the Effective Time, holders of Bancorp Common Stock and Skylands Common Stock shall cease to be, and shall have no rights as, stockholders of Bancorp or Skylands, respectively, other than to receive any dividend or other distribution with respect to the Bancorp Common Stock or Skylands Common Stock, respectively, with a record date occurring prior to the Effective Time and the consideration provided under this ARTICLE II. After the Effective Time, there shall be no transfers on the stock transfer books of (i) Bancorp or the Continuing Corporation of shares of Bancorp Common Stock or (ii) Skylands or the Continuing Bank of shares of Skylands Common Stock.

         Section 2.03  Fractional Shares.

         (A) Corporate Merger. Notwithstanding any other provision hereof, no fractional shares of Acquisition Corp. Common Stock and no certificates or scrip therefor, or other evidence of ownership thereof, will be issued in the Corporate Merger; instead, Acquisition Corp. shall pay to each holder of Bancorp Common Stock who would otherwise be entitled to a fractional share an amount in cash determined by multiplying such fraction by the product of (i) the average of the last sale prices of Bancorp Common Stock, as reported by the Nasdaq Stock Market ("Nasdaq") for the five Nasdaq trading days immediately preceding the Effective Date and (ii) the Bancorp Exchange Ratio.

         (B) The Bank Merger. Notwithstanding any other provision hereof, no fractional shares of Acquisition Corp. Common Stock and no certificates or scrip therefor, or other evidence of ownership thereof, will be issued in the Bank Merger; instead, Acquisition Corp. shall pay to each holder of Skylands Common Stock who would otherwise be entitled to a fractional share an amount in cash determined by multiplying such fraction by the product of (i) the average of the last sale prices of Skylands Common Stock, as reported by Nasdaq for the five Nasdaq trading days immediately preceding the Effective Date and (ii) the Skylands Exchange Ratio.

         Section 2.04 Exchange Procedures. (A) As promptly as practicable after the Effective Date, Acquisition Corp. shall send or cause to be sent to each former holder of shares (other than Treasury Shares) of Bancorp Common Stock and Skylands Common Stock of record immediately prior to the Effective Time transmittal materials for use in exchanging such stockholder's certificates formerly representing Bancorp Common Stock ("Old Bancorp Certificates") or
Skylands Common Stock ("Old Skylands Certificates", and together with Old Bancorp Certificates, "Old Certificates") for the consideration set forth in this ARTICLE II. The certificates representing the shares of Acquisition Corp. Common Stock ("New Certificates") into which shares of such stockholder's Bancorp Common Stock and Skylands Common Stock are converted at the Effective Time and any checks in respect of a fractional share interest or dividends or distributions which such person shall be entitled to receive will be delivered to such stockholder only upon delivery to the exchange agent (the "Exchange Agent") of Old Certificates representing all of such shares of Bancorp Common Stock and Skylands Common Stock (or indemnity reasonably satisfactory to Acquisition Corp. and the Exchange Agent, if any of such certificates are lost, stolen or destroyed) owned by such stockholder. No interest will be paid on any such cash to be paid in lieu of fractional share interests or dividends or distributions which any such person shall be entitled to receive pursuant to this ARTICLE II upon such delivery. Old Certificates surrendered for exchange by any Bancorp Affiliate (as defined in Section 5.07(A)) or any Skylands Affiliate (as defined in Section 5.07(A)) shall not be exchanged for New Certificates until Acquisition Corp. has received a written agreement from such person as specified in Section 5.07.

         (B) Notwithstanding the foregoing, neither the Exchange Agent nor any party hereto shall be liable to any former holder of Bancorp Common Stock or Skylands Common Stock for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

         (C) At the election of Acquisition Corp., no dividends or other distributions with a record date occurring after the Effective Time shall be paid to the holder of any unsurrendered Old Certificates until such Old Certificates have been surrendered for exchange for New Certificates. After becoming so entitled in accordance with this Section 2.04, the record holder thereof also shall be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to shares of Acquisition Corp. Common Stock such holder had the right to receive upon surrender of the Old Certificate.

         Section 2.05 Anti-Dilution Provisions. In the event Acquisition Corp. changes (or establishes a record date for changing) the number of shares of Acquisition Corp. Common Stock issued and outstanding prior to the Effective Date as a result of a stock split, stock dividend, recapitalization or similar transaction with respect to the outstanding Acquisition Corp. Common Stock and the record date therefor shall be prior to the Effective Date, the Exchange Ratios shall be proportionately adjusted.

         Section 2.06 Options. (A) (1) From and after the Effective Time, all employee

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

and director stock options to purchase shares of Bancorp Common Stock outstanding as of the date of the Agreement (each, a "Bancorp Option"), which are then outstanding and unexercised, shall be converted into and become options to purchase shares of Acquisition Corp. Common Stock, and Acquisition Corp. shall assume each such Bancorp Option in accordance with the terms of the plan and agreement by which it is evidenced, including but not limited to the accelerated vesting of such Bancorp Options which shall occur in connection with and by virtue of the Corporate Merger as and to the extent required by such plans and agreements; provided, however, that from and after the Effective Time
(i) each such Bancorp Option assumed by Acquisition Corp. may be exercised solely to purchase shares of Acquisition Corp. Common Stock, (ii) the number of shares of Acquisition Corp. Common Stock purchasable upon exercise of such Bancorp Option shall be equal to the number of shares of Bancorp Common Stock that were purchasable under such Bancorp Option immediately prior to the Effective Time multiplied by the Bancorp Exchange Ratio and rounding to the nearest whole share, and (iii) the per share exercise price under each such Bancorp Option shall be adjusted by dividing the per share exercise price of each such Bancorp Option by the Bancorp Exchange Ratio, and rounding up to the nearest cent. The terms of each Bancorp Option shall, in accordance with its terms, be subject to further adjustment as appropriate to reflect any stock split, stock dividend, recapitalization or other similar transaction with respect to Acquisition Corp. Common Stock on or subsequent to the Effective Date. Notwithstanding the foregoing, the number of shares and the per share exercise price of each Bancorp Option which is intended to be an "incentive stock option" (as defined in Section 422 of the Code) shall be adjusted in accordance with the requirements of Section 424 of the Code. Accordingly, with respect to any incentive stock options, fractional shares shall be rounded down to the nearest whole number of shares and where necessary the per share exercise price shall be rounded up to the nearest cent.

                  (2) From and after the Effective Time, all employee and director stock options to purchase shares of Skylands Common Stock outstanding as of the date of the Agreement (each, a "Skylands Option"), which are then outstanding and unexercised, shall be converted into and become options to purchase shares of Acquisition Corp. Common Stock, and Acquisition Corp. shall assume each such Skylands Option in accordance with the terms of the plan and agreement by which it is evidenced, including but not limited to the accelerated vesting of such Skylands Options which shall occur in connection with and by virtue of the Bank Merger as and to the extent, if any, required by such plans and agreements; provided, however, that from and after the Effective Time (i) each such Skylands Option assumed by Acquisition Corp. may be exercised solely to purchase shares of Acquisition Corp. Common Stock, (ii) the number of shares of Acquisition Corp. Common Stock purchasable upon exercise of such Skylands Option shall be equal to the number of shares of Skylands Common Stock that were purchasable under such Skylands Option immediately prior to the Effective Time multiplied by the Skylands Exchange Ratio and rounding to the nearest whole share, and (iii) the per share exercise price under each such Skylands Option shall be adjusted by dividing the per share exercise price of each such Skylands Option by the Skylands Exchange Ratio, and rounding up to the nearest cent. The terms of each Skylands Option shall, in accordance with its terms, be subject to further adjustment as appropriate to reflect any stock split, stock dividend, recapitalization or other similar transaction with respect to Acquisition Corp. Common Stock on or subsequent to the Effective Date.

Notwithstanding the foregoing, the number of shares and the per share exercise price of each Skylands Option which is intended to be an "incentive stock option" (as defined in Section 422 of the Code) shall be adjusted in accordance with the requirements of Section 424 of the Code. Accordingly, with respect to any incentive stock options, fractional shares shall be rounded down to the nearest whole number of shares and where necessary the per share exercise price shall be rounded up to the nearest cent.

         (B) Prior to the Effective Time, Acquisition Corp. shall reserve for issuance the number of shares of Acquisition Corp. Common Stock necessary to satisfy Acquisition Corp.'s obligations under Section 2.06(A). Promptly after the Effective Time, Acquisition Corp. shall file with the SEC a registration statement on an appropriate form under the Securities Act of 1933, as amended (the "Securities Act") with respect to the shares of Acquisition Corp. Common
Stock subject to options to acquire Acquisition Corp. Common Stock issued pursuant to Section 2.06(A) hereof, and shall use its reasonable best efforts to maintain the current status of the prospectus contained therein, as well as comply with any applicable state securities or "blue sky" laws, for so long as such options remain outstanding.

                                   ARTICLE III

                             ACTIONS PENDING MERGERS

         From the date hereof until the Effective Time, except as expressly contemplated in this Plan, (i) without the prior written consent of Acquisition Corp. and Skylands (which consent shall not be unreasonably withheld or delayed) Bancorp will not, and will cause each of its subsidiaries not to, and (ii) without the prior written consent of Acquisition Corp. and Bancorp (which consent shall not be unreasonably withheld or delayed) Skylands will not, and will cause each of its subsidiaries not to:

         Section 3.01 Ordinary Course. Conduct the business of it and its subsidiaries other than in the ordinary and usual course or, to the extent consistent therewith, fail to use reasonable efforts to preserve intact their business organizations and assets and maintain their rights, franchises and existing relations with customers, suppliers, employees and business associates, or take any action that would (i) adversely affect the ability of any party to obtain any necessary approvals of any Regulatory Authorities (as defined in Section 4.03(I)) required for the transactions contemplated hereby without the imposition of a condition or restriction of the type referred to in the proviso to Section 6.02 or (ii) adversely affect its ability to perform any of its material obligations under this Plan, provided that nothing in this Plan shall be deemed to restrict the ability of Bancorp to exercise its rights under the Skylands Stock Option Agreement, or the ability of Skylands to exercise its rights under the Bancorp Stock Option Agreement.

         Section 3.02 Capital  Stock.  Other than (i) as  Previously  Disclosed,
(ii) in connection with acquisitions of businesses permitted in Section 3.06 or as permitted pursuant to Section 3.04, or (iii) upon the exercise of, in the case of Bancorp, Bancorp Options and stock appreciation rights that were outstanding on the date hereof, (A) issue, sell or otherwise permit to become outstanding any additional shares of capital stock, any stock appreciation rights, or any Rights (as defined in Section 8.08), (B) enter into any agreement with respect to the foregoing, or (C) permit any additional shares of capital stock to become subject to new grants of employee stock options, stock appreciation rights, or similar stock-based employee rights.

         Section  3.03  Dividends,  etc.  (A) Make,  declare or pay any dividend
(other than (i) in the case of Bancorp, quarterly cash dividends on Bancorp Common Stock payable at a rate not to exceed $0.06 per share and dividends from subsidiaries to Bancorp or another subsidiary of Bancorp, as applicable, and
(ii) in the case of Skylands, subject to Section 5.16, semi-annual cash dividends on Skylands Common Stock payable at a rate not to exceed $0.05 per share, and dividends from subsidiaries to Skylands or another subsidiary of Skylands, as applicable) on or in respect of, or declare or make any distribution on, any shares of its capital stock, or (B) except as Previously Disclosed, directly or indirectly combine, redeem, reclassify, purchase or otherwise acquire, any shares of its capital stock or divide, declare or pay any dividend in shares of its capital stock.

         Section 3.04 Compensation; Employment Agreements; etc. Enter into or amend any written employment, severance or similar agreements or arrangements with any of its directors, officers or employees, or grant any salary or wage increase or increase any employee benefit (including incentive or bonus payments), except for (i) normal individual increases in compensation to employees in the ordinary course of business consistent with past practice (ii) other changes as may be required by law or to satisfy contractual obligations existing as of the date hereof or additional grants of awards (including, in the case of Bancorp, Bancorp Options and other equity-based awards, not to exceed 5,000 shares of Bancorp Common Stock in the aggregate) to employees consistent with past practice, which to the extent practicable have been Previously Disclosed.

         Section 3.05 Benefit Plans. Enter into or modify (except as may be required by applicable law or to satisfy contractual obligations existing as of the date hereof, which to the extent practicable have been Previously Disclosed, and except as otherwise contemplated by this Plan) any pension, retirement, stock option, stock purchase, savings, profit sharing, deferred compensation, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement related thereto, in respect of any of its directors, officers or other employees, including without limitation taking any action (including discretionary action pursuant to the terms of such contract, plan or arrangement) that accelerates the vesting or exercise of any benefits payable thereunder.

         Section 3.06 Acquisitions and Dispositions. Except as Previously Disclosed and except for dispositions and acquisitions of assets, and liabilities and obligations incurred, in the ordinary and usual course of business consistent with past practice, incur any liability (other than intercompany transactions) or dispose of or discontinue any portion of its assets, deposits, business or properties, in excess of $100,000 in the aggregate, or subject any of its properties or assets to any lien, claim, charge option or encumbrance, except in the ordinary course of business, or merge or consolidate with, or acquire (other than by way of foreclosures or acquisitions of control in a bona fide trust or fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary and usual course of business consistent with past practice) all or any portion of, the business or property of any other entity which is material to it and its subsidiaries taken as a whole (any of the foregoing, a "Business Combination Transaction"); it being understood, for purposes of this Section 3.06, that (i) Business Combination Transactions in which the purchase price to be paid or received consists solely of cash in an amount not exceeding, in the case of Bancorp, $150,000 in any one case shall be considered not to be material to Bancorp and its subsidiaries taken as a whole or, in the case of Skylands, $100,000 in any one case shall be considered not to be material to Skylands and its subsidiaries taken as a whole and (ii) no Business Combination Transaction involving the issuance of shares of capital stock or other securities would be permissible without Acquisition Corp.'s prior consent and, in the case of Bancorp, Skylands's prior consent, and, in the case of Skylands, Bancorp's prior consent.

         Section 3.07 Amendments. Amend its certificate of incorporation, charter or by-laws (or similar constitutive documents).

         Section 3.08 Accounting Methods. Implement or adopt any material change in its accounting principles, practices or methods, other than as may be required by generally accepted accounting principles or applicable law or regulation.

         Section 3.09 Adverse Actions. (A) Take any action that would, or is reasonably likely to, prevent or impede the Mergers from qualifying (1) for pooling-of-interests accounting treatment or (2) as reorganizations within the meaning of Section 368(a) of the Code; or

         (B) knowingly take any action that is intended or is reasonably likely to result in (i) any of its representations or warranties set forth in this Plan being or becoming untrue in any material respect at any time prior to the Effective Time, (ii) any of the conditions to the Mergers set forth in ARTICLE VI not being satisfied or (iii) a material violation of any provision of this Plan, the Skylands Stock Option Agreement or the Bancorp Stock Option Agreement, except, in every case, as may be required by applicable law; provided, however, that nothing contained herein shall limit the ability of Bancorp to exercise its rights under the Skylands Stock Option Agreement or the ability of Skylands to exercise its rights under the Bancorp Stock Option Agreement.

         Section 3.10 Risk Management. Except as required by applicable law or regulation, (a) implement or adopt any material change in its interest rate and other risk management policies, procedures or practices; (b) fail to follow in any material respect its existing policies or practices with respect to managing its exposure to interest rate and other risk; or (c) fail to use commercially reasonable means to avoid any material increase in its aggregate exposure to interest rate risk.

         Section 3.11 Indebtedness. Incur any indebtedness for borrowed money other than in the ordinary course of business.

         Section 3.12 Agreements. Agree or commit to do anything prohibited by Sections 3.01 through 3.11.

                                   ARTICLE IV

                         REPRESENTATIONS AND WARRANTIES

         Section 4.01 Disclosure Schedule. On or prior to the date hereof, Skylands has delivered to Bancorp, and Bancorp has delivered to Skylands a schedule (as the case may be, its "Disclosure Schedule") setting forth, among other things, items the disclosure of which is necessary or appropriate either
(i) in response to an express disclosure requirement contained in a provision hereof or (ii) as an exception to one or more representations or warranties in
Section 4.03 or to one or more of its covenants contained in ARTICLE III; provided, that (a) no such item is required to be set forth in a Disclosure Schedule as an exception to a representation or warranty if its absence would not be reasonably likely to result in the related representation or warranty being deemed untrue or incorrect under the standards established by Section 4.02, and (b) the mere inclusion of an item in a Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by a party that such item represents a material exception or fact, event or circumstance or that such item is reasonably likely to result in a Material Adverse Effect (as defined in Section 8.08).

         Section 4.02 Standard. No representation or warranty of Skylands, on the one hand, or Bancorp and Little Falls, on the other hand, contained in
Section 4.03 and Section 4.04 shall be deemed untrue or incorrect, and no party hereto shall be deemed to have breached a representation or warranty, as a consequence of the existence of any fact, circumstance or event if such fact, circumstance or event, individually or taken together with all other facts, circumstances or events inconsistent with any paragraph of Section 4.03 or
Section 4.04, is not reasonably likely to have a Material Adverse Effect on the party making such representation or warranty.

         Section 4.03 Representations and Warranties; Bancorp, Little Falls and Skylands. Subject to Sections 4.01 and 4.02, Bancorp and Little Falls jointly and severally represent and warrant to Skylands, and Skylands hereby represents and warrants to Bancorp and Little Falls as follows:

         (A) Recitals. In the case of the representations and warranties of Bancorp and Little Falls, the facts set forth in Recitals A, C, E, F and G of this Plan with respect to it are true and correct. In the case of the representations and warranties of Skylands, the facts set forth in Recitals D, E, F and G of this Plan with respect to it are true and correct.

         (B) Organization, Standing, and Authority. It is duly qualified to do business and is in good standing in the states of the United States and foreign jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified. It has in effect all federal, state, local, and foreign governmental authorizations necessary for it to own or lease its properties and assets and to carry on its business as it is now conducted.

         (C) Shares. (1) The outstanding shares of its capital stock have been duly authorized and are validly issued and outstanding, fully paid and nonassessable, and subject to no preemptive rights (and were not issued in violation of any preemptive rights). Except as Previously Disclosed, there are no shares of its capital stock authorized and reserved for issuance, it does not have any Rights issued or outstanding with respect to its capital stock, and it does not have any commitment to authorize, issue, sell, repurchase or redeem any such shares or Rights, except pursuant to this Plan or, in the case of Bancorp, pursuant to outstanding Bancorp Options, or, in the case of Skylands, pursuant to outstanding Skylands Options. Since June 30, 1998, it has issued no shares of its capital stock except pursuant to plans or commitments Previously Disclosed. As of the date of this Plan, there were 564,225 shares of Bancorp Common Stock and no shares of Bancorp Preferred Stock held in Bancorp's treasury. As of immediately prior to the Effective Time, there will be no shares of Bancorp Common Stock held in Bancorp's treasury. As of the date of this Plan, there were no shares of Skylands Common Stock held in Skylands's treasury.

         (2) (i) The number of shares of Bancorp Common Stock which are issuable upon exercise of Bancorp Options as of the date of this Plan has been Previously Disclosed by Bancorp and (ii) the number of shares of Skylands Common Stock which are issuable upon exercise of options to purchase shares of Skylands Common Stock as of the date of this Plan has been Previously Disclosed by Skylands.

         (D) Subsidiaries. (1) It has Previously Disclosed a list of all its significant subsidiaries together with state of incorporation for each such significant subsidiary, (2) no equity securities of any of its significant subsidiaries (as defined in Section 8.08) are or may become required to be issued (other than to it or a subsidiary of it) by reason of any Rights, (3) there are no contracts, commitments, understandings, or arrangements by which any of such significant subsidiaries is or may be bound to sell or otherwise transfer any shares of the capital stock of any such significant subsidiary (other than to it or a subsidiary of it), (4) there are no contracts, commitments, understandings, or arrangements relating to its rights to vote or to dispose of such shares (other than to it or a subsidiary of it), (5) all of the shares of capital stock of each such significant subsidiary held by it or its subsidiaries are fully paid and (except pursuant to 12 U.S.C. Section 55 or equivalent state statutes in the case of banking subsidiaries) nonassessable and are owned by it or its subsidiaries free and clear of any charge, mortgage, pledge, security interest, restriction, claim, lien, or encumbrance ("Liens"), and (6) each of its significant subsidiaries has been duly organized and is validly existing in good standing under the laws of the jurisdiction in which it is incorporated or organized, and is duly qualified to do business and in good standing in the jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified.

         (E) Corporate Power. It and each of its significant subsidiaries has the corporate power and authority to carry on its business as it is now being conducted and to own all its material properties and assets; and it has the corporate power and authority to execute, deliver and perform its obligations under this Plan and in the case of Bancorp, the Bancorp Stock Option Agreement and, in the case of Skylands, the Skylands Stock Option Agreement.

         (F) Corporate Authority. Subject, in the case of this Plan, to receipt of the requisite approval of its stockholders referred to in Section 6.01, this Plan and in the case of Bancorp, the Bancorp Stock Option Agreement, and, in the case of Skylands, the Skylands Stock Option Agreement, and the transactions contemplated hereby, and thereby, have been authorized by all necessary corporate action of it and this Plan and, in the case of Bancorp, the Bancorp Stock Option Agreement and, in the case of Skylands, the Skylands Stock Option Agreement, have been duly executed and delivered by it, each is a valid and binding agreement of it, and is enforceable in accordance with its terms (except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors' rights or by general equity principles).

         (G) Regulatory Approvals; No Defaults. (1) No consents or approvals of, or filings or registrations with, any Regulatory Authority (as defined in Section 4.03(I)) or with any third party are required to be made or obtained by it or any of its subsidiaries in connection with the execution, delivery or performance by it of this Plan or, in the case of Skylands, the Skylands Stock Option Agreement, or in the case of Bancorp, the Bancorp Stock Option Agreement, or to consummate the Mergers except for (a) filings of applications or notices with federal and state banking authorities, (b) filings with the Securities and Exchange Commission (the "SEC") and state securities authorities and the approval of this Plan by the stockholders of it, and (c) in the case of the Corporate Merger, the filing of a certificate of merger with the New Jersey Department of Treasury, Division of Commercial Recording, pursuant to the NJBCA. As of the date hereof, it is not aware of any reason why the approvals set forth in Section 6.02 will not be received without the imposition of a condition, restriction or requirement of the type described in Section 6.02.

         (2) Subject to receipt of the regulatory approvals referred to in the preceding paragraph, and expiration of related waiting periods, and the making of required filings under federal and state securities laws, the execution, delivery and performance of this Plan and, in the case of Bancorp, the Bancorp Stock Option Agreement and, in the case of Skylands, the Skylands Stock Option Agreement, and the consummation of the transactions contemplated hereby and thereby, do not and will not (A) constitute a breach or violation of, or a default under, or give rise to any Lien, any acceleration of remedies or any right of termination under, any law, rule or regulation or any judgment, decree, order, governmental permit or license, or agreement, indenture or instrument of it or of any of its subsidiaries or to which it or any of its subsidiaries or properties is subject or bound, (B) constitute a breach or violation of, or a default under, its certificate of incorporation or by-laws, or (C) require any consent or approval under any such law, rule, regulation, judgment, decree, order, governmental permit or license, agreement, indenture or instrument.

         (H) Financial Reports; SEC and FDIC Documents. Its Annual Reports on Form 10-K or, in the case of Skylands, predecessor reports, for the fiscal years ended December 31, 1995, 1996 and 1997, and all other reports, registration statements, definitive proxy statements or information statements filed or to be filed by it or any of its subsidiaries subsequent to December 31, 1995 under the Securities Act or under Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (together with the rules and regulations thereunder, the "Exchange Act"), in the form filed, or to be filed, in the case of Bancorp, with the SEC (collectively, its "SEC Documents") and, in the case of Skylands, with the Federal Deposit Insurance Corporation (collectively, its "FDIC Documents") (i) complied or will comply in all material respects as to form with the applicable requirements under the Securities Act or the Exchange Act, as the case may be, and (ii) did not and will not, at the time of such filing, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading; and each of the balance sheets in or incorporated by reference into any such SEC Document, in the case of Bancorp, or FDIC Document, in the case of Skylands (including the related notes and schedules thereto) fairly presents and will fairly present the financial position of the entity or entities to which it relates as of its date and each of the statements of income and changes in stockholders' equity and cash flows or equivalent statements in such report and documents (including any related notes and schedules thereto) fairly presents and will fairly present the results of operations, changes in stockholders' equity and changes in cash flows, as the case may be, of the entity or entities to which it relates for the periods set forth therein, in each case in accordance with generally accepted accounting principles consistently applied during the periods involved, except in each case as may be noted therein, subject to normal year-end audit adjustments in the case of unaudited statements.

         (I) Litigation; Regulatory Action. (1) Except as Previously Disclosed, no litigation, proceeding or claim before any court or governmental agency is pending against it or any of its subsidiaries and, to the best of its knowledge, no such litigation, proceeding or claim has been threatened.

         (2) Except as Previously Disclosed, neither it nor any of its subsidiaries or properties is a party to or is subject to any order, decree, agreement, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, any federal or state governmental agency or authority charged with the supervision or regulation of financial institutions or engaged in the insurance of deposits (including, without limitation, the Office of Thrift Supervision, the New Jersey Department of Banking and Insurance, the Board of Governors of the Federal Reserve System and the Federal Deposit Insurance Corporation), or issuers of securities (including, without limitation, the SEC and non-governmental self-regulatory bodies), or the supervision or regulation of it or any of its subsidiaries (collectively, the "Regulatory Authorities").

         (3) Neither it nor any of its subsidiaries has been advised by any Regulatory Authority that such Regulatory Authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum of understanding, commitment letter or similar submission.

         (J) Compliance with Laws. Except as Previously Disclosed, it and each of its subsidiaries:

         (1) is in compliance, in the conduct of its business, with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable thereto or to the employees conducting such businesses, including, without limitation, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act, the Home Mortgage Disclosure Act and all other applicable fair lending laws and other laws relating to discriminatory business practices;

         (2) has all permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Regulatory Authorities that are required in order to permit it to conduct its businesses substantially as presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to the best of its knowledge, no suspension or cancellation of any of them is threatened; and

         (3) has received, since December 31, 1996, no notification or communication from any Regulatory Authority (i) asserting that it or any of its subsidiaries is not in compliance with any of the statutes, regulations, or ordinances which such Regulatory Authority enforces or (ii) threatening to revoke any license, franchise, permit, or governmental authorization, (iii) threatening or contemplating revocation or limitation of, or which would have the effect of revoking or limiting, federal deposit insurance (nor, to its knowledge, do any grounds for any of the foregoing exist) or (iv) failing to approve any proposed acquisition, or stating its intention not to approve any acquisition pending or proposed to be effected by it prior to the date hereof.

         (K) Material Contracts; Defaults. Except for those agreements and other documents filed as exhibits to, in the case of Bancorp, its SEC Documents, or, in the case of Skylands, its FDIC Documents, or Previously Disclosed, neither it nor any of its subsidiaries is a party to, bound by or subject to any agreement, contract, arrangement, commitment or understanding (whether written or oral) that is a "material contract" within the meaning of Item 601(b)(10) of the SEC's Regulation S-K (without giving effect to the "ordinary course" exception set forth therein). Neither it nor any of its subsidiaries is in default under any contract, agreement, commitment, arrangement, lease, insurance policy or other instrument to which it is a party, by which its respective assets, business, or operations may be bound or affected, or under which it or its respective assets, business, or operations receives benefits, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default. Neither it nor any of its subsidiaries is subject to, or bound by, any contract containing covenants which (i) limit the ability of it or any subsidiary to compete in any material line of business or with any person, or
(ii) involve any material restriction of geographical area in which, or method by which, it or any subsidiary may carry on its business (other than as may be required by law or any applicable Regulatory Authority).

         (L) No Brokers. All negotiations relative to this Plan and the transactions contemplated hereby have been carried on by it directly with the other party hereto and no action has been taken by it that would give rise to any valid claim against any party hereto for a brokerage commission, finder's fee or other like payment, excluding, in the case of Bancorp, fees to be paid to FinPro, Inc. and, in the case of Skylands, a fee to be paid to Sandler O'Neill & Partners, L.P., which, in each case, has been heretofore disclosed to the other party.

         (M) Employee Benefit Plans. (1) Bancorp has delivered to Skylands and Skylands has delivered to Bancorp, copies of all of their respective Compensation and Benefit Plans (as defined below). Compensation and Benefit Plans means all existing bonus, incentive, paid-time-off, deferred compensation, pension, retirement, profit-sharing, thrift, savings, employee stock ownership, stock bonus, stock purchase, restricted stock and stock option plans, all employment or severance contracts or other separation agreements, all medical, dental, disability, health and life insurance plans, all other employee benefit and fringe benefit plans, contracts or arrangements and any applicable "change of control" or similar provisions in any plan, contract or arrangement maintained or contributed to by it or any of its subsidiaries for the benefit of officers, former officers, employees, former employees, directors, former directors, or the beneficiaries of any of the foregoing.

         (2) Except as Previously Disclosed, each of its Compensation and Benefit Plans has been operated and administered by it in all material respects in accordance with its terms and with applicable law, including, but not limited to, ERISA, the Code, the Securities Act, the Exchange Act, the Age Discrimination in Employment Act, or any regulations or rules promulgated thereunder, and all filings, disclosures and notices required by ERISA, the Code, the Securities Act, the Exchange Act, the Age Discrimination in Employment Act and any other applicable law have been timely made. Except as Previously Disclosed, to its knowledge, each of its Compensation and Benefit Plans which is an "employee pension benefit plan" within the meaning of Section 3(2) of ERISA (a "Pension Plan") and which is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter (including a determination that the related trust under such Compensation and Benefit Plan is exempt from tax under Section 501(a) of the Code) from the IRS for "TRA" (as defined in Rev. Proc. 93-39), or will file for such determination letter prior to the expiration of the remedial amendment period for such Compensation and Benefit Plan, and it is not aware of any circumstances likely to result in revocation of any such favorable determination letter. There is no pending or, to its knowledge, threatened legal action, suit or claim relating to the Compensation and Benefit Plans. Except as Previously Disclosed, neither it nor any of its subsidiaries has engaged in a transaction, or omitted to take any action, with respect to any Compensation and Benefit Plan that would reasonably be expected to subject it or any of its subsidiaries to a tax or penalty imposed by either Section 4975 of the Code or Section 502 of ERISA, assuming for purposes of Section 4975 of the Code that the taxable period of any such transaction expired as of the date hereof.

         (3) Except as Previously Disclosed, no liability (other than for payment of premiums to the Pension Benefit Guaranty Corporation ("PBGC") which have been made or will be made on a timely basis) under Title IV of ERISA has been or is reasonably expected to be incurred by it or any of its subsidiaries with respect to any ongoing, frozen or terminated "single-employer plan", within the meaning of Section 4001(A)(15) of ERISA, currently or formerly maintained by any of them, or any single-employer plan of any entity (an "ERISA Affiliate") which is considered one employer with it under Section 4001(A)(14) of ERISA or Section 414(b) or (c) of the Code (an "ERISA Affiliate Plan"). None of it, any of its subsidiaries or any ERISA Affiliate has contributed, or has been obligated to contribute, to a multi-employer plan under Subtitle E of Title IV of ERISA at any time since September 26, 1980. No notice of a "reportable event", within the meaning of Section 4043 of ERISA, for which the 30-day reporting requirement has not been waived, has been required to be filed for any Compensation and Benefit Plan or by any ERISA Affiliate Plan within the 12-month period ending on the date hereof. The PBGC has not instituted proceedings to terminate any Pension Plan or ERISA Affiliate Plan and no condition exists that presents a risk that such proceedings will be instituted. There is no pending or, to its knowledge, threatened investigation, examination, audit or enforcement action by the PBGC, the Department of Labor (the "DOL") or IRS or any other governmental agency with respect to any Compensation and Benefit Plan. Except as Previously Disclosed under each Pension Plan and ERISA Affiliate Plan, as of the date of the most recent actuarial valuation performed prior to the date of this Plan, the actuarially determined present value of all "benefit liabilities", within the meaning of Section 4001(A)(16) of ERISA (as determined on the basis of the actuarial assumptions contained in such actuarial valuation of such Pension Plan or ERISA Affiliate Plan), did not exceed the then current value of the assets of such Pension Plan or ERISA Affiliate Plan and since such date there has been neither an adverse change in the financial condition of such Pension Plan or ERISA Affiliate Plan nor any amendment or other change to such Pension Plan or ERISA Affiliate Plan that would increase the amount of benefits thereunder which in either case reasonably could be expected to change such result.

         (4) All contributions required to be made under the terms of any Compensation and Benefit Plan or ERISA Affiliate Plan or any employee benefit arrangements under any collective bargaining agreement to which it or any of its subsidiaries is a party have been timely made or have been reflected on its financial statements to the extent required by generally accepted accounting principles. Neither any Pension Plan nor any ERISA Affiliate Plan has an "accumulated funding deficiency" (whether or not waived) within the meaning of
Section 412 of the Code or Section 302 of ERISA and all required payments to the PBGC with respect to each Pension Plan or ERISA Affiliate Plan have been made on or before their due dates. None of it, any of its subsidiaries or any ERISA
Affiliate (x) has provided, or would reasonably be expected to be required to provide, security to any Pension Plan or to any ERISA Affiliate Plan pursuant to
Section 401(a)(29) of the Code, or (y) has taken any action, or omitted to take any action, that has resulted, or would reasonably be expected to result, in the imposition of a lien under Section 412(n) of the Code or pursuant to ERISA.

         (N) Labor Matters. Neither it nor any of its subsidiaries is a party to, or is bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is it or any of its subsidiaries the subject of a proceeding asserting that it or any such subsidiary has committed an unfair labor practice (within the meaning of the National Labor Relations Act) or seeking to compel it or such subsidiary to bargain with any labor organization as to wages and conditions of employment, nor is there any strike or other labor dispute involving it or any of its subsidiaries, pending or, to the best of its knowledge, threatened, nor is it aware, as of the date of this Plan, of any activity involving it or any of its subsidiaries' employees seeking to certify a collective bargaining unit or engaging in any other organization activity.

         (O) Insurance . It and its subsidiaries have taken all requisite action (including without limitation the making of claims and the giving of notices) pursuant to its directors' and officers' liability insurance policy or policies in order to preserve all rights thereunder with respect to all matters (other than matters arising in connection with this Plan and the transactions contemplated hereby) that are known to it.

         (P) Takeover Laws; Dissenters Rights. In the case of Bancorp, it has taken all action required to be taken by it in order to exempt this Plan and the transactions contemplated hereby and thereby, from, and this Plan and the transactions contemplated hereby and thereby are exempt from, the requirements of any "moratorium", "control share", "fair price", "affiliate transaction", "control transaction", "business combination" or other antitakeover laws and regulations (collectively, the "Takeover Laws") of the State of New Jersey including, without limitation, Article 14A:10A of the NJBCA. Holders of Bancorp Common Stock shall not, and holders of Skylands Common Stock shall have, dissenters' or appraisal rights in connection with the execution of this Plan or the consummation of any of the transactions contemplated hereby.

         (Q) Environmental Matters. Except as Previously Disclosed, there are no proceedings, claims, actions, or investigations of any kind, pending or threatened, in any court, agency, or other government authority or in any arbitral body, arising under any Environmental Law (as defined below); there is no reasonable basis for any such proceeding, claim, action or investigation; there are no agreements, orders, judgments or decrees by or with any court, regulatory agency or other governmental authority, imposing liability or obligation under or in respect of any Environmental Law; there are and have been no Materials of Environmental Concern (as defined below) or other conditions at any property (owned, operated, or otherwise used by, or the subject of a security interest on behalf of, it or any of its subsidiaries); and there are no reasonably anticipated future events, conditions, circumstances, practices, plans, or legal requirements that could give rise to obligations under any Environmental Law. "Environmental Laws" means the statutes, rules, regulations, ordinances, codes, orders, decrees, and any other laws (including common law) of any foreign, federal, state, local, and any other governmental authority, regulating, relating to or imposing liability or standards of conduct concerning pollution, or protection of human health and safety or of the environment, as in effect on or prior to the date of this Plan. "Materials of Environmental Concern" means any hazardous or toxic substances, materials, wastes, pollutants, or contaminants, including without limitation those defined or regulated as such under any Environmental Law, and any other substance the presence of which may give rise to liability under any Environmental Law.

         (R) Tax Reports. Except as Previously Disclosed, (1) All material reports, declarations, estimates, statements and returns (including without limitation information returns) with respect to Taxes (as defined below) that are required to be filed by or with respect to it or its subsidiaries, including without limitation consolidated United States federal income tax returns of it and its subsidiaries (collectively, the "Tax Returns"), have been timely filed, or requests for extensions have been timely filed and have not expired, and such Tax Returns were true, complete and accurate in all material respects; (2) all taxes (which shall include without limitation, all United States federal, state, local or foreign income, gross receipts, windfall profits, severance, property, production, sales, use, license, excise, franchise, employment, withholding or similar taxes imposed on the income, properties or operations of it or its subsidiaries, together with any interest, additions, or penalties with respect thereto and any interest in respect of such additions or penalties, collectively "Taxes") shown to be due on such Tax Returns have been paid in full or adequate reserves have been established for the payment of such Taxes; (3) all Taxes due with respect to completed and settled examinations have been paid in full or adequate reserves have been established for the payment of such Taxes; (4) no issues have been raised by the relevant taxing authority in connection with the examination of any of such Tax Returns; and (5) no waivers of statutes of limitations (excluding such statutes that relate to years currently under examination by the Internal Revenue Service) have been given by or requested with respect to any Taxes of it or any of its subsidiaries.

         (S) Pooling; Reorganization. As of the date hereof, it is aware of no reason why (i) the Mergers will fail to qualify for pooling-of-interests accounting treatment or (ii) the Mergers will fail to qualify as reorganizations under Section 368(a) of the Code.

         (T) Regulatory Approvals. As of the date hereof, it is aware of no reason why the regulatory approvals and consents referred to in Section 6.02 will not be received without the imposition of a condition or requirement described in the proviso thereto.

         (U) No Material Adverse Effect. Since December 31, 1997, except as Previously Disclosed in its, in the case of Bancorp, SEC Documents filed with the SEC, or, in the case of Skylands, its FDIC Documents filed with the FDIC on or before the date hereof or in any Section of its Disclosure Schedule, (i) it and its subsidiaries have conducted their respective businesses in the ordinary and usual course (excluding the incurrence of expenses related to this Plan and the transactions contemplated hereby) and (ii) no event has occurred or circumstance arisen that, individually or taken together with all other facts, circumstances and events (described in any paragraph of Section 4.03 or otherwise), is reasonably likely to have a Material Adverse Effect with respect to it.

         (V) Required Vote. (1) In the case of the representations and warranties of Bancorp, the affirmative vote of a majority of the votes cast by the holders of shares of Bancorp Common Stock voting at the Bancorp Meeting (as defined in Section 5.02) is the only vote of the holders of any class or series of capital stock of Bancorp necessary to approve this Plan or the Corporate Merger.

         (2) In the case of the representations and warranties of Skylands, the affirmative vote of the holders of two-thirds of the outstanding shares of Skylands Common Stock is the only vote of the holders of any class or series of capital stock of Skylands necessary to approve this Plan.

         (W) Year 2000 Compliance. It and its subsidiaries have taken all reasonable steps necessary to address the software, accounting and record keeping issues raised in order for the data processing systems used in the business conducted by it and its subsidiaries to be substantially Year 2000 compliant on or before the Effective Date and it does not expect the future cost of addressing such issues to be material. Neither it nor its subsidiary has received a rating of less than satisfactory from any bank regulatory agency with respect to Year 2000 compliance.

         Section 4.04 Representations and Warranties; Acquisition Corp.. Subject to Section 4.02, Acquisition Corp. hereby represents and warrants to Bancorp, Little Falls and Skylands as follows:

         (A) Recitals. The facts set forth in Recitals B, F and G of this Plan with respect to it are true and correct.

         (B) Organization and Standing. It is duly qualified to do business and is in good standing in the State of New Jersey.

         (C) Shares. The shares of Acquisition Corp. Common Stock to be issued in exchange for (i) shares of Bancorp Common Stock in the Corporate Merger and
(ii) shares of Skylands Common Stock in the Bank Merger, when issued in accordance with the terms of this Plan, will be duly authorized, validly issued, fully paid and nonassessable, and subject to no preemptive rights.

         (D) Corporate Power. It has the corporate power and authority to execute, deliver and perform its obligations under this Plan.

         (E) Required Vote. The affirmative vote of a majority of the votes cast by the holders of shares of Acquisition Corp. Common Stock voting at an Acquisition Corp. meeting of stockholders is the only vote of the holders of any class or series of capital stock of Acquisition Corp. necessary to approve this Plan or the Corporate Merger.

                                    ARTICLE V

                                    COVENANTS

         Each of Bancorp and Skylands hereby covenants to and agrees with each other that:

         Section 5.01 Reasonable Best Efforts. Subject to the terms and conditions of this Plan, it shall use its reasonable best efforts in good faith to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or desirable, or advisable under applicable laws, so as to permit consummation of the Mergers as promptly as reasonably practicable and to otherwise enable consummation of the transactions contemplated hereby, including, without limitation, obtaining (and cooperating with the other parties hereto in obtaining) any consent, authorization, order or approval of, or any exemption by, any Regulatory Authority and any other third party that is required to be obtained by the parties hereto or any of their respective subsidiaries in connection with the Mergers and the other transactions contemplated by this Plan, and using reasonable efforts to lift or rescind any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the transactions contemplated hereby, and using reasonable efforts to defend any litigation seeking to enjoin, prevent or delay the consummation of the transactions contemplated hereby or seeking material damages, and each shall cooperate fully with the other parties hereto to that end.

         Section 5.02 Stockholder Approvals. Each of them shall take, in accordance with applicable law, Nasdaq rules and its respective certificate of incorporation, charters and by-laws, all action necessary to convene, respectively, (A) an appropriate meeting of stockholders of Skylands to consider and vote upon (i) the approval of this Plan, and (ii) any other stockholder approval matters required for consummation of the Bank Merger and the transactions contemplated hereby (the "Skylands Meeting"), (B) an appropriate meeting of stockholders of Bancorp to consider and vote upon the approval of this Plan and any other stockholder approval matters required for consummation of the Corporate Merger and the transactions contemplated hereby (the "Bancorp Meeting"; each of the Skylands Meeting and the Bancorp Meeting, a "Meeting"), and (C) in the case of Bancorp, an appropriate consent in lieu of meeting of the sole stockholder of Little Falls approving this Plan, respectively, as promptly as practicable after the Registration Statement (as defined in Section 5.03) is declared effective. The Board of Directors of each of Skylands and Bancorp will recommend approval of such matters, and each of Skylands and Bancorp will take all reasonable lawful action to solicit such approval by its respective stockholders, provided that each of Skylands and Bancorp may withdraw, modify or change in an adverse manner to the other parties its recommendations if the Board of Directors of such party, after having consulted with and based upon the advice of outside counsel, determines in good faith that the failure to so withdraw, modify or change its recommendation could constitute a breach of the fiduciary duties of such party's Board of Directors under applicable law. In addition, nothing in this Section 5.02 or elsewhere in this Plan shall prohibit accurate disclosure by either party of information that is required to be disclosed in the Registration Statement or the Joint Proxy Statement or any other document required to be filed with the SEC (including without limitation a Solicitation/Recommendation Statement on Schedule 14D-9) or otherwise required to be publicly disclosed by applicable law or regulation or the rules of Nasdaq. Furthermore, Acquisition Corp. will take all action necessary to hold a special meeting of stockholders to vote and approve the Plan and the Corporate Merger.

         Section 5.03 Registration Statement. (A) Each of Acquisition Corp., Bancorp and Skylands agrees to cooperate, and to cause Acquisition Corp. to cooperate, in the preparation of a registration statement on Form S-4 (the "Registration Statement") to be filed by Acquisition Corp. with the SEC in connection with the issuance of Acquisition Corp. Common Stock in the Mergers (including the joint proxy statement and prospectus and other proxy solicitation materials of Skylands and Bancorp constituting a part thereof, the "Joint Proxy Statement"). Each of Bancorp and Skylands agrees to use all reasonable efforts to cause the Registration Statement to be declared effective under the Securities Act as promptly as reasonably practicable after filing thereof, and agrees to use all reasonable efforts to obtain all necessary state securities law or
                                       22

"Blue Sky" permits and approvals required to carry out the transactions contemplated by this Plan. Bancorp and Skylands agree to furnish to Acquisition Corp. all information concerning their respective subsidiaries, officers, directors and stockholders as may be reasonably requested in connection with the foregoing.

         (B) Each of Bancorp and Skylands agrees, as to itself and its subsidiaries, that none of the information supplied or to be supplied by it for inclusion or incorporation by reference in (i) the Registration Statement will, at the time the Registration Statement and each amendment or supplement thereto, if any, becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and (ii) the Joint Proxy Statement and any amendment or supplement thereto will, at the date of mailing to stockholders and at the times of the Skylands Meeting and the Bancorp Meeting, contain any statement which, in the light of the circumstances under which such statement is made, will be false or misleading with respect to any material fact, or which will omit to state any material fact necessary in order to make the statements therein not false or misleading or necessary to correct any statement in any earlier statement in the Joint Proxy Statement or any amendment or supplement thereto. Each of Bancorp and Skylands agrees that the Joint Proxy Statement (except, in the case of Bancorp, with respect to portions thereof prepared by Skylands, and except in the case of Skylands, with respect to portions thereof proposed by Bancorp) will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations of the SEC thereunder, and the Registration Statement (except, in the case of Bancorp, with respect to portions thereof prepared by, and except in the case of Skylands, with respect to portions thereof prepared by Bancorp) will comply as to form in all material respects with the requirements of the Securities Act and the rules and regulations of the SEC thereunder.

         (C) In the case of Acquisition Corp., Acquisition Corp. will advise Bancorp and Skylands, promptly after Acquisition Corp. receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of the Acquisition Corp. Common Stock for offering or sale in any jurisdiction, of the initiation or threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Registration Statement or for additional information.

         Section 5.04 Press Releases. It will not, without the prior approval of the other parties, issue any press release or written statement for general circulation relating to the transactions contemplated hereby or the Skylands Stock Option Agreement or the Bancorp Stock Option Agreement, except as otherwise required by applicable law or the rules of Nasdaq.

         Section 5.05 Access; Information. (A) Upon reasonable notice, it shall afford the other parties and its officers, employees, counsel, accountants and other authorized representatives, access, during normal business hours throughout the period prior to the Effective Date, to all of its properties, books, contracts, commitments and records and, during such period, it shall furnish promptly to the other parties (i) a copy of each material report, schedule and other document filed by it pursuant to the requirements of federal or state securities or banking laws, and (ii) all other information concerning the business, properties and personnel of it as the other may reasonably request. None of Acquisition Corp., Bancorp nor Skylands, nor any of their respective subsidiaries, shall be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of its customers, jeopardize the attorney-client or similar privilege with respect to such information or contravene any law, rule, regulation, order, judgment, decree, fiduciary duty or agreement entered into prior to the date hereof. The parties will use their reasonable best efforts to make appropriate substitute disclosure arrangements, to the extent practicable, in circumstances in which the restrictions of the preceding sentence apply.

         (B) It will not use any information  obtained  pursuant to this Section
5.05 for any purpose unrelated to the consummation of the transactions contemplated by this Plan and, if this Plan is terminated, will hold all information and documents obtained pursuant to this paragraph in confidence (as provided in Section 8.06) unless and until such time as such information or documents become publicly available other than by reason of any action or failure to act by it or as it is advised by counsel that any such information or document is required by applicable law to be disclosed.

         (C) No investigation by any party of the business and affairs of other parties hereto shall affect or be deemed to modify or waive any representation, warranty, covenant or agreement in this Plan, or the conditions to any party's obligation to consummate the transactions contemplated by this Plan.

         Section 5.06 Acquisition Proposals. Neither Bancorp nor Skylands shall, and each of them shall cause its respective subsidiaries and its and its subsidiaries' officers and directors not to, solicit or encourage inquiries with respect to, or engage in negotiations concerning, or provide any confidential information or assistance to, or have any discussions with, any person relating to, any tender offer or exchange offer for, or any proposal for the acquisition of a substantial equity interest in, or a substantial portion of the assets or deposits of, such party or any of its significant subsidiaries (each an "Acquisition Proposal"). Notwithstanding the foregoing, each of Bancorp and Skylands may, and may authorize and permit its officers, directors, agents, advisors, attorneys, accountants and affiliates (collectively, "Representatives") to, provide third parties with confidential information, have discussions or negotiations with or otherwise facilitate any effort or attempt by such third party to make or implement an Acquisition Proposal not solicited in violation of this Plan if such party's Board of Directors, after having consulted with and based upon the advice of outside counsel, determines in good faith that the failure to take such actions could constitute a breach of the fiduciary duties of such party's Board of Directors under applicable law; provided, that such party shall promptly advise the other party following the receipt of any Acquisition Proposal and the material details thereof; and provided, further, that prior to delivery of confidential information relating to such party or providing access to such party's books, records or properties in connection therewith, such party shall have entered into a confidentiality agreement. Nothing contained in this Section 5.06 shall prohibit the Board of Directors of either party from complying with Rule 14e-2 promulgated under the Exchange Act with regard to a tender offer or exchange offer. It shall instruct its and its subsidiaries'

Representatives to refrain from any violation of this Section 5.06.

         Section 5.07 Affiliate Agreements. (A) Not later than the 15th day prior to the mailing of the Joint Proxy Statement, Bancorp and Skylands shall deliver to Acquisition Corp. a schedule of each person that, to the best of its knowledge, is or is reasonably likely to be (i) in the case of Bancorp, as of the date of the Bancorp Meeting, deemed to be an "affiliate" of Bancorp (each, a "Bancorp Affiliate") as that term is used in Rule 145 under the Securities Act or SEC Accounting Series Releases 130 and 135 and (ii) in the case of Skylands, as of the date of the Skylands Meeting, deemed to be an "affiliate" of Skylands (each, a "Skylands Affiliate").

         (B) Bancorp and Skylands shall use their reasonable best efforts to cause each person who may be deemed to be, in the case of Bancorp, a Bancorp Affiliate, and, in the case of Skylands, a Skylands Affiliate to execute and deliver to Acquisition Corp. on or before the date of mailing of the Joint Proxy Statement an agreement in the form attached hereto as EXHIBIT E. Such Bancorp Affiliates and Skylands Affiliates will not receive new stock certificates until such agreement is delivered to Acquisition Corp.

         Section 5.08 Certain Modifications; Restructuring Charges. Bancorp and Skylands shall consult with respect to their loan, litigation and real estate valuation policies and practices (including loan classifications and levels of reserves) and Bancorp shall make such modifications or changes to its policies and practices, if any, and at such date prior to the Effective Time, as may be mutually agreed upon. Bancorp and Skylands shall also consult with respect to the character, amount and timing of restructuring charges to be taken by each of them in connection with the transactions contemplated hereby and shall take such charges in accordance with generally accepted accounting principles, as may be mutually agreed upon. No party's representations, warranties and covenants contained in this Plan shall be deemed to be untrue or breached in any respect for any purpose as a consequence of any modifications or changes to such policies and practices which may be undertaken on account of this Section 5.08.

         Section 5.09 Takeover Laws. No party hereto shall take any action that would cause the transactions contemplated by this Plan or the Skylands Stock Option Agreement or the Bancorp Stock Option Agreement to be subject to requirements imposed by any Takeover Law and each of them shall take all necessary steps within its control to exempt (or ensure the continued exemption of) the transactions contemplated by this Plan from, or if necessary challenge the validity or applicability of, any applicable Takeover Law, as now or hereafter in effect.

         Section 5.10 No Rights Triggered. Each of Bancorp and Skylands shall take all necessary steps to ensure that the entering into of this Plan, the Skylands Stock Option Agreement and the Bancorp Stock Option Agreement and the consummation of the transactions contemplated hereby and thereby and any other action or combination of actions, or any other transactions contemplated hereby or thereby, do not and will not result in the grant of any rights to any person
(A) under its certificate of incorporation, charter or by-laws, or (B) under any material agreement to which it or any of its subsidiaries is a party.

         Section 5.11 Shares Listed. In the case of Acquisition Corp., Acquisition Corp. shall use its reasonable best efforts (and Bancorp and Skylands shall cause Acquisition Corp. to use its reasonable best efforts) to list, prior to the Effective Date, on Nasdaq, upon official notice of issuance, the shares of Acquisition Corp. Common Stock to be issued to the holders of Bancorp Common Stock in the Corporate Merger and to the holders of Skylands Common Stock in the Bank Merger.

         Section 5.12 Regulatory Applications. (A) Each party shall promptly (i) cause Little Falls, in the case of Bancorp, to adopt and approve the transactions contemplated by this Plan, (ii) prepare and submit applications to the appropriate Regulatory Authorities and (iii) make all other appropriate filings to secure all other approvals, consents and rulings, which are necessary for it to consummate the Mergers.

         (B) Each of Bancorp and Skylands agrees to cooperate with the other (and to cause Acquisition Corp. to co-operate) and, subject to the terms and conditions set forth in this Plan, use its reasonable best efforts (and cause Acquisition Corp. to use its reasonable best efforts) to prepare and file all necessary documentation, to effect all necessary applications, notices, petitions, filings and other documents, and to obtain all necessary permits, consents, orders, approvals and authorizations of, or any exemption by, all third parties and Regulatory Authorities necessary or advisable to consummate the transactions contemplated by this Plan, including without limitation the regulatory approvals referred to in Section 6.02. Each of Bancorp and Skylands shall have the right to review in advance, and to the extent practicable each will consult with the other, in each case subject to applicable laws relating to the exchange of information, with respect to all material written information submitted to, any third party or any Regulatory Authorities in connection with the transactions contemplated by this Plan. In exercising the foregoing right, each of the parties hereto agrees to act reasonably and as promptly as practicable. Each party hereto agrees that it will consult with the other parties hereto with respect to the obtaining of all material permits, consents, approvals and authorizations of all third parties and Regulatory Authorities necessary or advisable to consummate the transactions contemplated by this Plan and each party will keep the other parties apprised of the status of material matters relating to completion of the transactions contemplated hereby.

         (C) Each party agrees, upon request, to furnish the other parties with all information concerning itself, its subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with any filing, notice or application made by or on behalf of such other party or any of its subsidiaries to any Regulatory Authority.

         Section 5.13 Indemnification. (A) After the Effective Time, Acquisition Corp. shall indemnify, defend and hold harmless the present and former directors, officers and employees of Bancorp and Skylands and their respective subsidiaries (each, an "Indemnified Party") against all costs or expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages or liabilities (collectively, "Costs") incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of actions or omissions occurring at or prior to the Effective Time (including, without limitation, the transactions contemplated by this Plan) to the fullest extent that such persons are permitted to be indemnified under the laws of the State of New Jersey and Bancorp's and Skylands' (as the case may be) certificate of incorporation and by-laws as in effect on the date hereof (and during such period Acquisition Corp. shall also advance expenses (including expenses constituting Costs described in Section 5.13(E)) as incurred to the fullest extent permitted under applicable law, provided that the person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such person is not entitled to indemnification with no bond or security to be required); provided that any determination required to be made with respect to whether an officer's, director's or employee's conduct complies with the standards set forth under New Jersey law and such certificate of incorporation and by-laws shall be made by independent counsel (which shall not be counsel that provides material services to Acquisition Corp.) selected by Acquisition Corp. and reasonably acceptable to such officer, director or employee. Acquisition Corp.'s obligations under this Section 5.13(A) shall continue in full force and effect for a period of six years after the Effective Date; provided that all rights to indemnification in respect of any claim, action, suit, proceeding or investigation made, asserted or commenced within such six year period shall continue until the final disposition of such claim, action, suit, proceeding or investigation.

         (B) Acquisition Corp. shall maintain Bancorp's and Skylands' existing directors' and officers' liability insurance policy (or a policy providing comparable coverage and amounts on terms no less favorable to the persons currently covered by Bancorp's existing policy, including Acquisition Corp.'s existing policy if it meets the foregoing standard) covering persons who are currently covered by such insurance for a period of three years after the Effective Date.

         (C) Any  Indemnified  Party  wishing  to  claim  indemnification  under
Section 5.13(A), upon learning of any claim, action, suit, proceeding or investigation described above, shall promptly notify Acquisition Corp. thereof; provided that the failure so to notify shall not affect the obligations of Acquisition Corp. under Section 5.13(A) unless and to the extent such failure materially increases Acquisition Corp.'s liability under such subsection (A).

         (D) If Acquisition Corp. or any of its successors or assigns shall consolidate with or merge into any other entity and shall not be the continuing or surviving entity of such consolidation or merger or shall transfer all or substantially all of its assets to any entity, then and in each case, proper provision shall be made so that the successors and assigns of Acquisition Corp. shall assume the obligations set forth in this Section 5.13.

         (E) Acquisition Corp. shall pay all reasonable Costs, including attorneys' fees, that may be incurred by any Indemnified Party in enforcing the indemnity and other obligations provided for in this Section 5.13. The rights of each Indemnified Party hereunder shall be in addition to any other rights such Indemnified Party may have under applicable law.

         Section 5.14  Benefit Plans.

         (A) Little Falls ESOP. As of the Effective Date, the Little Falls ESOP shall be terminated in accordance with its provisions. Prior to the Effective Date, Little Falls may make a final cash contribution to the ESOP in accordance with the historic contribution rate. Notwithstanding the foregoing, Little Falls shall make such amendments to the Little Falls ESOP as deemed appropriate to effectuate the purposes of the Little Falls ESOP and this Section of this Plan.

         (B) Restricted Stock Plans and Director Retirement Plan. As of the Effective Date, the Bancorp Restricted Stock Plan, the Little Falls Restricted Stock Plan and the Bancorp Director Retirement Plan will be accelerated and/or terminated. The parties agree that the benefits under such plans will become vested and payable to the participants, as Previously Disclosed, as of the Effective Date.

         (C) Little Falls Director Health Benefit Plan and Other Plans. The Bancorp Director Health Benefit Plan shall continue in existence and the obligations of such plan (including post-retirement benefits) shall be assumed by Acquisition Corp. Except for the foregoing, before the Effective Date, Bancorp will terminate all compensation and Benefit Plans maintained by Bancorp or Little Falls.

         (D) Other Benefit Plans. As of the Closing Date, the employees of Bancorp, Little Falls and Skylands shall be entitled to participate in the employee benefit plans of Skylands and Acquisition Corp. with such employees and dependents eligible to participate or continue to participate in the medical insurance plans of Skylands without regard to any pre-existing conditions or exclusions and with no uninsured waiting periods, and the carry over of all current plan year deductibles and annual out-of-pocket contribution. As of the Closing Date, the employees of Bancorp and Little Falls shall participate in the Continuing Bank's defined contribution plan and similar plans on the same terms and conditions as employees of Skylands and giving effect to prior years of service with the Bancorp and Little Falls as if such service were with Skylands, for purposes of eligibility to participate and vesting, but not for benefit accrual purposes. As of the Closing Date, all participants under the Little Falls defined benefit plan and the defined contribution plan shall become 100% vested in all accrued benefits and participant accounts. With respect to the Skylands' welfare benefit plans (including by example, vacation, sick leave, severance), as of the Closing Date the Little Falls employees shall have prior service with Little Falls recognized for purposes of eligibility to participate, vesting and benefits accrual purposes.

         Section 5.15 Accountants' Letters. Each of Bancorp and Skylands shall use its reasonable best efforts to cause to be delivered to Acquisition Corp. and the other party and to Acquisition Corp.'s directors and officers who sign the Registration Statement, a letter of Radics & Co., LLC and Arthur Andersen, respectively, independent auditors, dated (i) the date on which the Registration Statement shall become effective and (ii) the Effective Date, and addressed to such other party, and such directors and officers, in form and substance customary for "comfort" letters delivered by independent accountants in accordance with Statement on Auditing Standards No. 72.

         Section 5.16 Dividend Coordination. The Skylands Board shall cause its regular semi- annual dividend record dates and payment dates for Skylands Common Stock to be the same as Bancorp's regular quarterly dividend record dates and payment dates for Bancorp Common Stock (beginning in the quarter following the quarter in which this Plan is executed), and Skylands shall not thereafter change its regular dividend payment dates and record dates.

         Section 5.17 Notification of Certain Matters. Each of Bancorp, Skylands and Acquisition Corp. shall give prompt notice to the other of any fact, event or circumstance known to it that (i) is reasonably likely, individually or taken together with all other facts, events and circumstances known to it, to result in any Material Adverse Effect with respect to it or (ii) would cause or constitute a material breach of any of its representations, warranties, covenants or agreements contained herein.

         Section 5.18. Employment Contracts/Retainers. Further, Acquisition Corp. shall, or shall cause the appropriate Acquisition Corp. Subsidiary to, perform after the Effective Time of the obligations of Bancorp, Skylands or the appropriate Bancorp or Skylands Subsidiary under the terms of the employment agreements existing as of the date hereof which are between Bancorp or a Bancorp Subsidiary, on the one hand, and management employees of Bancorp or a Bancorp Subsidiary, on the other hand, or between Skylands or a Skylands Subsidiary, on the other hand, and management employees of Skylands or a Skylands Subsidiary, on the other hand, which have been Previously Disclosed including Leonard Romaine, Richard Capone, Denise Hopper, Anne Bracchitta, Michael Halpin, Bruce Schott and Dan Marcmann and which by their terms survive the Effective Time, provided, however, Bancorp or Little Falls shall make payments due as of or prior to the Effective Time to individuals terminating employment as of the Effective Time. Further, prior to the Effective Time, Little Falls and Skylands may renew the term of such employment agreements for a period not to exceed 36 months from the Effective Time. The Chairmen of the Boards of Acquisition Corp. and the Continuing Bank will initially receive an annual retainer equal to the amount of the annual retainer received by the Chairman of the Board of Skylands as of the date of this Agreement.

         Section 5.19. Reissuance of Stock. Bancorp and Skylands shall take such actions as are necessary to reissue an amount of Bancorp Common Stock as necessary to qualify the Mergers as a pooling of interests transactions.

                                   ARTICLE VI

                    CONDITIONS TO CONSUMMATION OF THE MERGERS

         The obligations of each of the parties to consummate the Mergers is conditioned upon the satisfaction at or prior to the Effective Time of each of the following:

         Section 6.01 Stockholder Vote. Approval of (i) this Plan by the requisite vote of the stockholders of Bancorp, and (ii) this Plan by the requisite vote of the stockholders of Skylands.

         Section 6.02 Regulatory Approvals. Procurement by Acquisition Corp., Bancorp and Skylands of all requisite approvals and consents of Regulatory Authorities and the expiration of the statutory waiting period or periods relating thereto for the Mergers; provided, however, that no such approval or consent shall have imposed any condition or requirement (other than conditions or requirements Previously Disclosed) which would so materially and adversely impact the economic or business benefits to Acquisition Corp., Bancorp or Skylands of the transactions contemplated by this Plan that, had such condition or requirement been known, such party would not, in its reasonable judgment, have entered into this Plan.

         Section 6.03 Third Party Consents. All consents or approvals of all persons (other than Regulatory Authorities) required for the consummation of the Mergers shall have been obtained and shall be in full force and effect, unless the failure to obtain any such consent or approval is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Bancorp, Skylands or Acquisition Corp.

         Section 6.04 No Injunction, Regulatory Action, etc.. No order, decree or injunction of any court or agency of competent jurisdiction shall be in effect, and no law, statute or regulation shall have been enacted or adopted, that enjoins, prohibits or makes illegal consummation of the Mergers. No party shall have received any "cease and desist" or similar order from any regulatory agency (whether or not Previously Disclosed) that, in the reasonable opinion of any party to this Agreement, could reasonably be expected to have a Material Adverse Effect on Little Falls or Skylands, as the case may be.

         Section 6.05 Representations, Warranties and Covenants of Acquisition Corp. (i) Each of the representations and warranties contained herein of Acquisition Corp. shall be true and correct as of the date of this Plan and upon the Effective Date with the same effect as though all such representations and warranties had been made on the Effective Date, except for any such representations and warranties made as of a specified date, which shall be true and correct as of such date, in any case subject to the standards established by
Section 4.02, (ii) each and all of the agreements and covenants of Acquisition Corp. to be performed and complied with pursuant to this Plan on or prior to the Effective Date shall have been duly performed and complied with in all material respects, and (iii) Bancorp and Skylands shall have received a certificate signed by the Chief Financial Officer of Acquisition Corp., dated the Effective Date, to the effect set forth in clauses (i) and (ii).

         Section 6.06 Representations, Warranties and Covenants of Bancorp. In the case of Skylands (i) each of the representations and warranties contained herein of Bancorp shall be true and correct as of the date of this Plan and upon the Effective Date with the same effect as though all such representations and warranties had been made on the Effective Date, except for any such representations and warranties made as of a specified date, which shall be true and correct as of such date, in any case subject to the standards established by
Section 4.02, (ii) each and all of the agreements and covenants of Bancorp to be performed and complied with pursuant to this Plan on or prior to the Effective Date shall have been duly performed and complied with in all material respects, and (iii) Acquisition Corp. and Skylands shall have received a certificate signed by the Chief Financial Officer of Bancorp, dated the Effective Date, to the effect set forth in clauses (i) and (ii).

         Section 6.07 Representations, Warranties and Covenants of Skylands. In the case of Bancorp (i) each of the representations and warranties contained herein of Skylands shall be true and correct as of the date of this Plan and upon the Effective Date with the same effect as though all such representations and warranties had been made on the Effective Date, except for any such representations and warranties made as of a specified date, which shall be true and correct as of such date, in any case subject to the standards established by
Section 4.02, (ii) each and all of the agreements and covenants of Skylands to be performed and complied with pursuant to this Plan on or prior to the Effective Date shall have been duly performed and complied with in all material respects, and (iii) Bancorp and Skylands shall have received a certificate signed by the Chief Executive Officer and Chief Financial Officer of Skylands (with respect to Skylands) and Bancorp (with respect to Bancorp), dated the Effective Date, to the effect set forth in clauses (i) and (ii).

         Section  6.08  Effective  Registration   Statement.   The  Registration
Statement shall have become effective and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC or any other Regulatory Authority.

         Section 6.09 Regulatory Approvals. The parties shall have received the necessary approvals, non-objections or waivers from the appropriate Regulatory Authorities to complete the Mergers.

         Section 6.10 Blue-Sky Laws. Acquisition Corp. shall have complied with all applicable state securities laws and "blue sky" laws necessary to consummate the Mergers.

         Section 6.11 Tax Opinions. Acquisition Corp., Bancorp and Skylands shall have received an opinion from Malizia, Spidi, Sloane & Fisch, P.C., special tax counsel to Acquisition Corp., to the effect that (a) the Mergers constitute reorganizations under Section 368(a) of the Code, and (b) no gain or loss will be recognized by stockholders of Bancorp and Skylands who receive shares of Acquisition Corp. Common Stock solely in exchange for their shares of Bancorp Common Stock and Skylands Common Stock, respectively, except that gain or loss may be recognized as to cash received in lieu of fractional share interests; in rendering its opinion, such counsel may require and rely upon representations and agreements, including those contained in certificates of officers of Acquisition Corp., Bancorp, Skylands and others.

         Section 6.12 Accounting Opinions. Bancorp and Skylands shall have received a letter, in the form and substance reasonably satisfactory to Bancorp and Skylands, from an independent accounting firm acceptable to Skylands and Little Falls, dated the date of the Proxy Statement and confirmed in writing at the Effective Time, stating that the Mergers will qualify as a pooling of interests transaction under Opinion 16 of the Accounting Principles Board, the interpretive releases issued pursuant thereto and the pronouncements of the SEC thereon.

         Section 6.13 Nasdaq Listing. The shares of Acquisition Corp. Common Stock issuable pursuant to this Plan shall have been approved for listing on Nasdaq, subject to official notice of issuance; provided, however, that a failure to satisfy any of the conditions set forth in Section 6.07 shall only constitute conditions if asserted by Acquisition Corp. or Bancorp, and a failure to satisfy any of the conditions set forth in Section 6.06 shall only constitute conditions if asserted by Acquisition Corp. or Skylands, and a failure to satisfy any of the conditions set forth in Section 6.05 shall only constitute conditions if asserted by Bancorp or Skylands.

         Section 6.14 Affiliate Agreements. Each Person who may be at the Effective Time or was on the date of this Agreement an "affiliate" of Bancorp and Skylands for purposes of Rule 145 under the Securities Act or for determining the qualification of the Mergers as a pooling of interest for accounting and financial reporting purposes shall have executed and delivered to Acquisition Corp., at least 45 days prior to the date of their respective meetings to approve the Mergers, the written undertakings in the form attached hereto as Exhibit E.

         Section 6.15 Fairness Opinions. (a) The Board of Directors of Bancorp shall have received an opinion at the time of the mailing of the Joint Proxy Statement to the Bancorp shareholders from FinPro, Inc., to the effect that as of the day of the mailing of the Joint Proxy Statement that the consideration to be received by the holders of Bancorp Common Stock in the Corporate Merger is fair to such holders from a financial point of view.

         (b) The Board of Directors of Skylands shall have received an opinion at the time of the mailing of the Joint Proxy Statement to the Skylands shareholders from Sandler O'Neill & Partners, L.P., to the effect that as of the day of the mailing of the Joint Proxy Statement that the consideration to be received by the holders of Skylands Common Stock in the Corporate Merger is fair to such holders from a financial point of view.

         Section 6.16 Corporate Merger. In the case of the Bank Merger, the Corporate Merger shall have become effective.

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

                                   ARTICLE VII

                                   TERMINATION

         Section 7.01 Termination. This Plan may be terminated, and the Mergers may be abandoned:

         (A) Mutual Consent. At any time prior to the Effective Time, by the mutual consent of Acquisition Corp., Bancorp and Skylands, if the Board of Directors of each so determines by vote of a majority of the members of its entire Board.

         (B) Breach. At any time prior to the Effective Time, by Bancorp or Skylands, if its Board of Directors so determines by vote of a majority of the members of its entire Board, in the event of either: (i) a breach by any other party of any representation or warranty contained herein (subject to the standards established by Section 4.02), which breach cannot be or has not been cured within 30 days after the giving of written notice to the breaching party of such breach; or (ii) a material breach by any other party of any of the covenants or agreements contained herein, which breach cannot be or has not been cured within 30 days after the giving of written notice to the breaching party of such breach; provided that neither Bancorp nor Skylands may terminate this Plan pursuant to this Section 7.01(B) at any time when such party is in material breach of any representation, warranty, covenant or other agreement of such party contained herein.

         (C) Delay. At any time prior to the Effective Time, by Acquisition Corp., Bancorp or Skylands, if its Board of Directors so determines by vote of a majority of the members of its entire Board, in the event that the Mergers are not consummated by June 30, 1999, except to the extent that the failure of the Mergers then to be consummated arises out of or results from the knowing failure of the party seeking to terminate pursuant to this Section 7.01(C) to perform or observe the covenants and agreements of such party set forth herein.

         (D) No Approval. By Bancorp or Skylands, if its Board of Directors so determines by a vote of a majority of the members of its entire Board, in the event (i) the consent of the Board of Governors of the Federal Reserve System for consummation of the Mergers shall have been denied by final nonappealable action of such Regulatory Authority or (ii) the consent of the New Jersey Department of Banking and Insurance for consummation of the Mergers shall have been denied by final nonappealable action of such Regulatory Authority or (iii) the consent of the FDIC for consummation of the Mergers shall have been denied by final nonappealable action of such Regulatory Authority or (iv) any stockholder approval required by Section 6.01 herein is not obtained at the Bancorp Meeting or the Skylands Meeting.

         (E) Failure to Recommend, etc.. At any time prior to the Bancorp Meeting, by Acquisition Corp. or Skylands if the Board of Directors of Bancorp shall have failed to make its recommendation referred to in Section 5.02, withdrawn such recommendation or modified or changed such recommendation in a manner adverse to the interests of Acquisition Corp. and Skylands; or at any time prior to the Skylands Meeting, by Acquisition Corp. or Bancorp if the

Board of Directors of Skylands shall have failed to make its recommendation referred to in Section 5.02, withdrawn such recommendation or modified or changed such recommendation in a manner adverse to the interests of Acquisition Corp. and Bancorp.

         (F) Acquisition Transactions. By Skylands if, without breaching Section 5.06, Skylands shall have entered into a definitive agreement with a third party providing for an Acquisition Transaction (as defined in Section 8.08) on terms determined by the Board of Directors of Skylands, in its sole discretion, after consultation with and considering the advice of its legal and financial advisors, to be more favorable to the stockholders of Skylands than the Mergers, and by Bancorp if, without breaching Section 5.06, Bancorp shall have entered into a definitive agreement with a third party providing for an Acquisition Transaction on terms determined by the Board of Directors of Bancorp, in its sole discretion, after consultation with and considering the advice of its legal and financial advisors, to be more favorable to the stockholders of Bancorp than the Mergers.

         (G) Possible Termination. By Skylands, if its Board of Directors so determines at any time during the ten-day period commencing two days after the Determination Date, if both of the following conditions are satisfied:

                  (1) the Average Closing Price shall be less than the product of .75 and the Starting Price; and

                  (2) (i) the number obtained by dividing the Average Closing Price on such Determination Date by the Starting Price shall be less than (ii) the Index Ratio.

Subject, however, to the following: If Skylands elects to exercise its termination right pursuant to the immediately preceding sentence, it shall give prompt written notice to Bancorp; provided that such notice of election to terminate may be withdrawn at any time within the aforementioned ten-day period and provided further that during such ten-day period the parties may mutually agree on an adjustment to the Skylands Exchange Ratio, whereupon such election to terminate shall be without force and effect. For purposes of this Section 7.01(G), the following terms shall have the meanings indicated:

         "Average Closing Price" means the average of the daily last sale prices of Bancorp Common Stock as reported on the Nasdaq for the fifteen consecutive full trading days in which such shares are traded on Nasdaq ending at the close of trading on the Determination Date.

         "Average Index Price" means the arithmetic mean (carried to four decimal places) of the Index Prices for fifteen (15) days ending on (and including) the fifth trading day immediately preceding the Determination Date.

         "Determination Date" means the date on which Acquisition Corp. receives approval of the Federal Reserve Board required for consummation of the Corporate Merger.

         "Index Group" means the group of each of the 16 companies listed below, the common stock of all of which shall be publicly traded and as to which there shall not have been, since the Starting Date and before the Determination Date, an announcement of a proposal for such company to be acquired or for such company to acquire another company or companies in transactions with a value exceeding 25% of the acquiror's market capitalization as of the Starting Date. In the event that the common stock of any such company ceases to be publicly traded or any such announcement is made with respect to any such company, such company will be removed from the Index Group, and the weights (which have been determined based on the number of outstanding shares of common stock) redistributed proportionately for purposes of determining the Index Price. The 16 companies and the weights attributed to them are as follows:

                                                                                     Common Shares
                                                                                      Outstanding
                                                                                        (Actual)
                                                                                     as of June 30,
                                                                                     --------------
Ticker                           Short Name                     State                     1998                   Weight
------                           ----------                     -----                     ----                   ------

AVND                Avondale Financial Corp.                     IL                       3,059,566                4.61%
CASB                Cascade Financial Corp.                      WA                       4,265,624                6.87%
CASH                First Midwest Financial                      IA                       2,614,471                5.32%
                    Inc.
COOP                Cooperative Bankshares                       NC                       3,027,440                4.96%
                    Inc.
CVAL                Chester Valley Bancorp                       PA                       2,184,753                6.93%
                    Inc.
EFBI                Enterprise Federal Bancorp                   OH                       2,210,996                6.80%
FBER                1st Bergen Bancorp                           NJ                       2,729,435                5.19%
FLAG                FLAG Financial Corp.                         GA                       4,573,911                8.16%
FMBD                First Mutual Bancorp Inc.                    IL                       3,530,570                6.30%
GFCO                Glenway Financial Corp.                      OH                       2,282,494                5.13%
HBFW                Home Bancorp                                 IN                       2,351,021                7.02%
MBBC                Monterey Bay Bancorp Inc.                    CA                       3,957,768                6.87%
MSBK                Mutual Savings Bank FSB                      MI                       4,289,914                4.65%
PERM                Permanent Bancorp Inc.                       IN                       4,102,094                5.96%
PFNC                Progress Financial Corp.                     PA                       5,245,800                9.49%
WOFC                Western Ohio Financial                       OH                       2,352,236                5.75%
                                                                                          ---------                ----
                    Corp.
                                                                                         52,778,093              100.00%

         "Index Price" on a given date means the weighted average (weighted in accordance with the factors listed above) of the closing prices of the companies composing the Index Group.

         "Index Ratio" means the number equal to the product of (x) the quotient (carried to four decimal places) obtained by dividing (A) the Average Index Price by (B) the Index Price on the Starting Date, and (y) .90.

         "Starting Date" means the date prior to the date of this Agreement.

         "Starting Price" shall mean the average closing price per share of Bancorp Common Stock on the 60 trading days prior to the date of this Agreement, as reported by Nasdaq.

         If any company belonging to the Index Group or Bancorp declares or effects a stock dividend, reclassification, recapitalization, split-up, combination, exchange of shares or similar transaction between the Starting Date and the Determination Date, the prices for the common stock of such company or Bancorp shall be appropriately adjusted for the purposes of applying this
Section 7.01(G).

         Section 7.02 Effect of Termination and Abandonment. In the event of termination of this Plan and the abandonment of the Mergers pursuant to this
ARTICLE VII, no party to this Plan shall have any liability or further obligation to any other party hereunder except (i) as set forth in Section 8.01,
(ii) that the Skylands Stock Option Agreement and the Bancorp Stock Option Agreement shall be governed by their terms as to termination, and (iii) that termination will not relieve a breaching party from liability for any willful breach of this Plan giving rise to such termination.

                                  ARTICLE VIII

                                  OTHER MATTERS

         Section 8.01 Survival. All representations, warranties, agreements and covenants contained in this Plan shall not survive the Effective Time or termination of this Plan if this Plan is terminated prior to the Effective Time; provided, however, if the Effective Time occurs, the agreements of the parties in Sections 5.13, 5.14, 8.01, 8.04 and 8.09 shall survive the Effective Time, and if this Plan is terminated prior to the Effective Time, the agreements of the parties in Sections 5.05(B), 7.02, 8.01, 8.02, 8.04, 8.05, 8.06, 8.07 and
8.09, shall survive such termination.

         Section 8.02 Waiver; Amendment. Prior to the Effective Time, any provision of this Plan may be (i) waived by the party benefited by the provision, or (ii) amended or modified at any time, by an agreement in writing among the parties hereto approved by their respective Boards of Directors and executed in the same manner as this Plan, except that, after the Bancorp Meeting the consideration to be received by the stockholders of Bancorp for each share of Bancorp Common Stock shall not thereby be decreased and after the Skylands Meeting the consideration to be received by the stockholders of Skylands for each share of Skylands Common Stock shall not thereby be decreased.

         Section 8.03 Counterparts. This Plan may be executed in one or more counterparts, each of which shall be deemed to constitute an original.

         Section 8.04 Governing Law. This Plan shall be governed by, and interpreted in accordance with, the laws of the State of New Jersey, without regard to the conflict of law principles thereof.

         Section 8.05 Expenses. Each party hereto will bear all expenses incurred by it in connection with this Plan and the transactions contemplated hereby, except that printing expenses and SEC filing fees shall be shared equally between Bancorp, Skylands and Acquisition Corp..

         Section 8.06 Confidentiality. Except as otherwise provided in Section 5.05(B), each of the parties hereto and their respective agents, attorneys and accountants will maintain the confidentiality of all information provided in connection herewith which has not been publicly disclosed (other than by any party in violation of this Plan) unless and until it is advised by counsel that any such information or document is required by applicable law to be disclosed.

         Section 8.07 Notices. All notices, requests and other communications hereunder to a party shall be in writing and shall be deemed given if personally delivered, telecopied (with confirmation) or mailed by registered or certified mail (return receipt requested) to such party at its address set forth below or such other address as such party may specify by notice to the parties hereto.

         If to Acquisition Corp., to:

         Acquisition Corp.
         86 Main Street
         Little Falls, New Jersey 07424
         Attention:  Albert J. Weite, Chairman
                      Michael Halpin, President
         Telecopier: (973) 256-6709
                       (908) 850-8525

         With copies to:

         Samuel J. Malizia, Esq.
         Malizia, Spidi, Sloane & Fisch, P.C.
         1301 K Street, N.W., Suite 700 East
         Washington, D.C.  20005
         Telecopier:  (202) 434-4661

         Todd M. Poland, Esq.
         McCarter & English, LLP
         100 Mulberry Street
         Newark, New Jersey  07102
         Telecopier: (973) 624-7070

         If to Bancorp, to:

         Little Falls Bancorp, Inc.
         86 Main Street
         Little Falls, New Jersey 07424
         Attention: Albert J. Weite
         Chairman
         Telecopier: (973) 256-6709.

         With a copy to:

         Samuel J. Malizia, Esq.
         Malizia, Spidi, Sloane & Fisch, P.C.
         1301 K Street, N.W., Suite 700 East,
         Washington, D.C. 20005
         Telecopier: (202) 434-4661

         If to Skylands, to:

         Skylands Community Bank
         24-26 Crossroads Center
         P.O. Box 507
         Hackettstown, New Jersey  07840
         Attention:  Michael Halpin
         President and Chief Executive Officer
         Telecopier: (908) 850-8525.

         With a copy to:

         Todd M. Poland, Esq.
         McCarter & English, LLP
         100 Mulberry Street
         Newark, New Jersey  07102
         Telecopier: (973) 624-7070.

         Section 8.08 Definitions. Any term defined anywhere in this Plan shall have the meaning ascribed to it for all purposes of this Plan (unless expressly noted to the contrary). In addition:

         (A) The term "Acquisition Transaction" shall mean (1) a merger or consolidation, or similar transaction, involving Bancorp or Skylands or any of their respective significant subsidiaries, (2) a purchase, lease or other acquisition of all of the assets or deposits of Bancorp or Skylands or any of their respective significant subsidiaries or (3) a purchase or other acquisition (including by way of merger, consolidation, share exchange or otherwise) of securities representing 25% or more of the voting power of Bancorp or Skylands or any of their respective significant subsidiaries, in each case other than with or by Skylands (in the case of an Acquisition Transaction to which Bancorp or a significant subsidiary of Bancorp is a party) or Bancorp (in the case of an Acquisition Transaction to which Skylands or a significant subsidiary of Skylands is a party).

         (B) The term "Material Adverse Effect" shall mean, with respect to Bancorp, Skylands, or Acquisition Corp., respectively, any effect that (i) is material and adverse to the financial position, results of operations or business of Bancorp and its subsidiaries taken as a whole, or Skylands and its subsidiaries taken as a whole, or Acquisition Corp. and its subsidiaries taken as a whole, respectively, or (ii) materially impairs the ability of Bancorp, Skylands or Acquisition Corp., respectively, to perform its obligations under this Plan or the consummation of the Mergers and the other transactions contemplated by this Plan; provided, however, that Material Adverse Effect shall not be deemed to include the impact of (a) changes in banking and similar laws of general applicability or interpretations thereof by courts or governmental authorities, (b) changes in generally accepted accounting principles or regulatory accounting requirements applicable to banks and bank holding companies generally, (c) actions or omissions of Bancorp, Skylands or
Acquisition Corp. taken with the prior consent of Bancorp, Skylands or Acquisition Corp., as applicable, in contemplation of the transactions contemplated hereby, and (d) the effects of the Mergers and of the actions contemplated by Section 5.08, 5.14 or ARTICLE III;

         (C)  The  term  "person"  shall  mean  any  individual,  bank,  savings
association,   corporation,   partnership,   association,  joint-stock  company,
business trust or unincorporated organization;

         (D) The term "Previously Disclosed" by a party shall mean information set forth in its Disclosure Schedule that is delivered by that party to the other parties prior to the execution of this Plan and specifically designated as information "Previously Disclosed" pursuant to this Plan or set forth in its, in the case of Bancorp, SEC Documents filed with the SEC, or, in the case of Skylands, its FDIC Documents filed with the FDIC, prior to the date hereof;

         (E) The term "Rights" means, with respect to any person, securities or obligations convertible into or exchangeable for, or giving any person any right to subscribe for or acquire, or any options, calls or commitments relating to, shares of capital stock of such person; and

         (F) The terms "subsidiary" and "significant subsidiary" shall have the meanings set forth in Rule 1-02 of Regulation S-X of the SEC.

         Section 8.09 Entire Understandings; No Third Party Beneficiaries. This Plan and the Skylands Stock Option Agreement and the Bancorp Stock Option Agreement and the schedules attached hereto together represent the entire understanding of the parties hereto with reference to the transactions contemplated hereby and thereby and supersede any and all other oral or written agreements heretofore made. Except for Sections 5.13 and 5.18, nothing in this Plan, expressed or implied, is intended to confer upon any person, other than the parties hereto or their respective successors, any rights, remedies, obligations or liabilities under or by reason of this Plan. The provisions of
Section 5.13 are intended to be for the benefit of and shall be enforceable by each
                                       39

Indemnified Party. The provisions of Section 5.18 are intended to be for the benefit of and shall be enforceable by the persons named therein.

         Section 8.10 Headings. The headings contained in this Plan are for reference purposes only and are not part of this Plan.

                                       40